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                                                                    EXHIBIT 99.1

      AMKOR TECHNOLOGY ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

         CHANDLER, Ariz., Nov. 6 Amkor Technology, Inc. (Nasdaq: AMKR) today announced that its follow-on public offering of 7,000,000 shares of its common stock has been priced at $19.00 per share. All of the shares are being offered by Amkor. The net proceeds from the offering are being used to repay a portion of the indebtedness outstanding under one or more of the company's bank loans, senior notes, subordinated notes, convertible notes and/or other indebtedness.

         The offering was made through an underwriting syndicate led by Citigroup Global Markets Inc., as the sole bookrunning lead manager. Citigroup, Deutsche Bank Securities and J.P. Morgan Securities Inc. acted as joint lead managers, and Bear, Stearns & Co. Inc. acted as co-manager. Amkor has granted the underwriters an option to purchase up to 1,050,000 additional shares to cover over-allotments.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities is made only by means of a prospectus, copies of which may be obtained by contacting Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013.

         ABOUT AMKOR

         Amkor Technology, Inc. is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.